Exhibit 99.1

FOR IMMEDIATE RELEASE

BioCardia to Be Added to the Russell Microcap® Index

SAN CARLOS, Calif. – June 14, 2021 – BioCardia®, Inc. (Nasdaq: BCDA), a leader in the development of comprehensive solutions for cardiovascular and pulmonary cell based therapies, today announced it is to join the Russell Microcap® Index. This milestone will take place at the conclusion of the 2021 Russell Indexes annual reconstitution, effective after the U.S. market opens on June 28, 2021, according to a preliminary list of additions posted June 4, 2021.

“BioCardia’s inclusion in the Russell Microcap index will expand ownership to additional investors and should enhance liquidity,” said Peter Altman, Ph.D., BioCardia’s Chief Executive Officer.

Membership in the Russell Microcap® Index, which remains in place for one year, means automatic inclusion in the appropriate growth and value style indexes. FTSE Russell determines membership for its Russell Indexes primarily by objective, market-capitalization rankings, and style attributes.

Russell Indexes are widely used by investment managers and institutional investors for index funds and as benchmarks for active investment strategies. Approximately $10.6 trillion in assets are benchmarked against Russell’s U.S. Indexes. Russell Indexes are part of FTSE Russell, a leading global index provider. For more information on the Russell Microcap® Index and the Russell indexes reconstitution, go to the “Russell Reconstitution” section on the FTSE Russell website.

Forward Looking Statements:

This press release contains forward-looking statements that are subject to risks and uncertainties. These forward-looking statements are made as of the date of this press release, and BioCardia assumes no obligation to update the forward-looking statements.

We may use terms such as “believes,” “estimates,” “anticipates,” “expects,” “plans,” “intends,” “may,” “could,” “might,” “will,” “should,” “approximately” or other words that convey the uncertainty of future events or outcomes to identify these forward-looking statements. Although we believe that we have a reasonable basis for each forward-looking statement contained herein, we caution you that forward-looking statements are not guarantees of future performance and that our actual results may differ materially from the forward-looking statements contained in this press release. As a result of these factors, we cannot assure you that the forward-looking statements in this press release will prove to be accurate.  Additional factors that could materially affect actual results can be found in BioCardia’s Form 10-K filed with the Securities and Exchange Commission on March 30, 2021, under the caption titled “Risk Factors.” BioCardia expressly disclaims any intent or obligation to update these forward-looking statements, except as required by law.

About BioCardia®

BioCardia, Inc., headquartered in San Carlos, California, is developing regenerative biologic therapies to treat cardiovascular and pulmonary disease. CardiAMP™ autologous and NK1R+ allogeneic cell therapies are the Company’s biotherapeutic product candidates in clinical development. The Company's current products include the Helix™ transendocardial delivery system, the Morph® steerable guide and sheath catheter portfolio and the AVANCE™ steerable introducer family. BioCardia also partners with other biotherapeutic companies to provide its Helix systems and development support to their programs studying therapies for the treatment of heart failure, chronic myocardial ischemia and acute myocardial infarction. For more information, visit www.BioCardia.com.

INVESTOR CONTACT:
David McClung, Chief Financial Officer
investors@BioCardia.com
(650) 226-0120

MEDIA CONTACT:
Michelle McAdam, Chronic Communications, Inc.
michelle@chronic-comm.com
(310) 545-6654